                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          IMPERIAL CREDIT INDUSTRIES
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                  [LOGO OF IMPERIAL CREDIT INDUSTRIES, INC.]

                       IMPERIAL CREDIT INDUSTRIES, INC.

                           23550 HAWTHORNE BOULEVARD
                             BUILDING 1, SUITE 110
                          TORRANCE, CALIFORNIA 90505

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

  The Annual Meeting of Shareholders of IMPERIAL CREDIT INDUSTRIES, INC., a California corporation (the "Company"), will be held at the Marriott Hotel, 3635 Fashion Way, Torrance, California 90503, on July 24, 1996, at 10:00 a.m. Pacific Standard Time.

  The Annual Meeting of Shareholders of the Company is being held for the following purposes:

  1. To elect a Board of Directors to serve for the ensuing year.

  2. To approve and adopt the Company's 1996 Stock Option, Deferred Stock and Restricted Stock Plan (the "1996 Stock Option Plan"). A copy of the 1996 Stock Option Plan is attached as Exhibit A to the Proxy Statement accompanying this Notice.

  3. To consider and act upon a proposal to ratify the appointment of KPMG Peat Marwick LLP as the independent accountants of the Company for the year ending December 31, 1996.

  4. To transact such other business as may properly come before the Meeting or any adjournments thereof.

  Only holders of Common Stock of record at the close of business on June 17, 1996, will be entitled to vote at the Meeting.

  Your proxy is enclosed. You are cordially invited to attend the Meeting, but if you do not expect to attend, or if you plan to attend, but desire the proxyholders to vote your shares, please date and sign your proxy and return it in the enclosed postage paid envelope. The giving of this proxy will not affect your right to vote in person in the event you find it convenient to attend. Please return the proxy promptly to avoid the expense of additional proxy solicitation.

Dated: June 27, 1996

                                          For the Board of Directors

                                          /s/ Kevin Villani

                                          Kevin Villani, Secretary

                  [LOGO OF IMPERIAL CREDIT INDUSTRIES, INC.]

                               ----------------

                                PROXY STATEMENT

                               ----------------

                         FOR ANNUAL MEETING TO BE HELD
              JULY 24, 1996, AT 10:00 A.M. PACIFIC STANDARD TIME

  Your proxy is solicited on behalf of the Board of Directors of Imperial Credit Industries, Inc. (the "Company" or "ICII") for use at the Annual Meeting of Shareholders to be held on the above date and time at the Marriott Hotel, located at 3635 Fashion Way, Torrance, California 90503. The approximate mailing date for this proxy statement and the enclosed proxy is June 27, 1996. If a proxy in the accompanying form is duly executed and returned, the shares represented by the proxy will be voted as directed. If no direction is given, the shares will be voted for the election of the seven nominees for Director named herein, for the approval of the adoption of the Company's 1996 Stock Option, Deferred Stock and Restricted Stock Plan and for the ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent accountants for the year ending December 31, 1996. Any proxy given may be revoked at any time prior to its exercise by notifying the Secretary of the Company in writing of such revocation, by giving another proxy bearing a later date, or by attending and voting in person at the Meeting.

  The cost of this solicitation of proxies will be borne by the Company. Solicitations will be made by mail. In addition, the officers and regularly engaged employees of the Company may, in a limited number of instances, solicit proxies personally or by telephone. The Company will reimburse banks, brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy materials to beneficial owners of Common Stock of the Company.

  The Company's Annual Report on Form 10-K for the year ended December 31, 1995, as filed with the Securities and Exchange Commission (the "Commission") and the Company's Annual Report to Shareholders is included herein. Additional copies are available without charge to any shareholder upon request.

  Holders of Common Stock of record at the close of business on June 17, 1996 will be entitled to vote at the Meeting. There were 18,935,527 shares of Common Stock outstanding at that date. Each share is entitled to one vote and a majority of the shares of Common Stock outstanding is necessary to constitute a quorum for the Meeting. Shareholders have cumulative voting rights in the election of Directors. Under the cumulative voting method, a shareholder may multiply the number of shares owned by the number of Directors to be elected and cast this total number of votes for any one candidate or distribute the total number of votes in any proportion among as many candidates as the shareholder desires. A shareholder may not cumulate his or her votes for a candidate unless such candidate's name has been placed in nomination prior to the voting and unless a shareholder has given notice at the Meeting prior to the voting of his or her intention to cumulate his or her votes. If any shareholder gives such notice, then all shareholders may then cumulate their votes.

                                PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

  The Company's Directors are elected annually to serve until the next annual meeting of shareholders and thereafter until their successors are elected. The Company's By-Laws currently provide for a variable Board of Directors with a range of between five and nine members, with the number currently set at seven. No proxy will be voted for more than seven nominees for Director.

  Unless otherwise directed by shareholders, the proxyholders will vote all shares represented by proxies held by them for the election of the maximum number of the following nominees, all whom are now members of and constitute the Company's Board of Directors. The Company is advised that all of the nominees have indicated their availability and willingness to serve if elected. In the event that any nominee becomes unavailable or unable to serve as a Director of the Company prior to the voting, the proxyholders will refrain from voting for the unavailable nominee or will vote for a substitute nominee in the exercise of their best judgment.

INFORMATION CONCERNING NOMINEES

  Information concerning the nominees based on data furnished by them is set forth below.

                    NAME                     AGE            POSTITION WITH COMPANY
                    ----                     ---            ----------------------
H. Wayne Snavely(1)(2).....................   54 Chairman of the Board, President and Chief
                                                  Executive Officer
Stephen J. Shugerman(1)....................   48 President of Southern Pacific Thrift and
                                                  Loan Association ("SPTL") and a Director
G. Louis Graziadio, III(2).................   46 Director
James Clayburn LaForce, Jr.(2)(3)..........   67 Director
Perry A. Lerner(2)(3)......................   52 Director
Robert S. Muehlenbeck(2)...................   48 Director
Joseph R. Tomkinson(1).....................   48 Director

- --------
(1)Member of Executive Committee.
(2)Member of Compensation Committee.
(3)Member of Audit Committee.

  H. WAYNE SNAVELY has been Chairman of the Board and Chief Executive Officer of the Company since December 1991. Mr. Snavely was appointed to the additional office of President of the Company in February 1996. From 1986 to February 1992, Mr. Snavely served as Executive Vice President of Imperial Bancorp and Imperial Bank with direct management responsibility for the following bank subsidiaries and divisions: Imperial Bank Mortgage, SPTL, Imperial Trust Company, Wm. Mason & Company, Imperial Ventures, Inc. and The Lewis Horwitz Organization. From 1983 through 1986, Mr. Snavely was employed as Chief Financial Officer of Imperial Bancorp and Imperial Bank. Mr. Snavely has served as a director of Imperial Bank from 1975 to 1983 and currently serves as director.

  STEPHEN J. SHUGERMAN has been President of SPTL since June 1987 and has been a Director of the Company since December 1991. From June 1985 to May 1987, Mr. Shugerman was President of ATI Thrift & Loan Association, a privately owned thrift and loan association, and, from 1979 to 1985, he was Senior Vice President of Imperial Thrift and Loan Association, a former subsidiary of Imperial Bank. Mr. Shugerman formerly served as President of the California Association of Thrift & Loan Companies.

  G. LOUIS GRAZIADIO, III has been a Director of the Company since February 1992. Mr. Graziadio has been Chairman of the Board and Chief Executive Officer of Ginarra Holdings, Inc. (as well as predecessor and affiliated companies) since 1979. Ginarra Holdings, Inc. is a privately held California corporation engaged in a wide range of investment activities. Mr. Graziadio has been actively involved, since 1972, in real estate development, construction and home building. Mr. Graziadio is a Director of Imperial Bancorp and Imperial Trust Company, an indirect subsidiary of Imperial Bancorp.

  JAMES CLAYBURN LAFORCE, JR. has been a Director of the Company since May 1992. From July 1978 to July 1993, Mr. LaForce was the Dean of The Anderson School, University of California at Los Angeles. In addition, Mr. LaForce was appointed in January 1991 to the position of Acting Dean of the Hong Kong University of Science and Technology, Hong Kong.

  PERRY A. LERNER has been a Director of the Company since May 1992. Mr. Lerner has been with the law firm of O'Melveny & Myers since 1982, having been a partner with the firm since 1984. Mr. Lerner was an Attorney-Advisor of the International Tax Counsel of the U.S. Treasury Department from 1973 to 1976.

  ROBERT S. MUEHLENBECK is an Executive Vice President of Imperial Bank. Mr. Muehlenbeck has been a Director of the Company since December 1991. Mr. Muehlenbeck was formerly the President of Seaborg, Incorporated and has been involved in commercial and residential real estate development and finance activities.

  JOSEPH R. TOMKINSON has been a Director of the Company since December 1991. Mr. Tomkinson has been the Vice Chairman of the Board and Chief Executive Officer of Imperial Credit Mortgage Holdings, Inc., ("ICMH") since August 1995. Mr. Tomkinson served as President of the Company from January 1992 to February 1996, and from 1986 to January 1992, he was President of Imperial Bank Mortgage, a subsidiary of Imperial Bank, one of the companies combined to establish the Company in 1992. From 1984 to 1986, he was employed as Executive Vice President of Loan Production for American Mortgage Network, a privately owned mortgage banker.

  Directors of the Company hold office until the next annual meeting of shareholders and until their successors are elected and qualified, or until their earlier resignation or removal. All officers are appointed by and serve at the discretion of the Board of Directors, subject to employment agreements, where applicable. There are no family relationships between any directors or officers of the Company. George L. Graziadio, Jr., the President, Chief Executive Officer and the Chairman of the Board of Directors of Imperial Bancorp, and of Imperial Bank, is the father of G. Louis Graziadio, III. The Graziadio family and related entities are significant shareholders of Imperial Bancorp.

  Directors who are not employees of the Company receive a fee of $20,000 per year plus $500 per meeting attended. Non-employee Directors who are members of the Compensation and Audit Committees receive a fee of $500 for each committee meeting attended, if such meeting is held on a date other than a Board meeting date.

COMMITTEES AND ATTENDANCE AT BOARD MEETINGS

  Twelve meetings of the Board of Directors were held in fiscal 1995. Each Director attended at least 75% of the aggregate of all meetings held by (i) the Board of Directors and (ii) those committees of the Board of Directors in which such Director served.

  The Company's Executive Committee meets monthly, primarily to consider and act upon various aspects of the Company's ongoing operations. The Executive Committee may, however, consider such matters as compensation and audit and make recommendations on these or other matters to the Board of Directors. The Executive Committee met 12 times during 1995. The Audit Committee, which reviews the scope of auditing activities performed by the Company's independent accountants, met five times during 1995, and the Compensation Committee met one time during 1995. The Board of Directors presently has no Nominating Committee.

EXECUTIVE COMPENSATION

  The following table provides information concerning the cash and non-cash compensation earned and received by the Company's Chief Executive Officer and its most highly compensated executive officers (the "Named Executive Officers") whose salary and bonus during the fiscal year ended December 31, 1995 exceeded $100,000.

                          SUMMARY COMPENSATION TABLE


                                                                      LONG-TERM
                                                                     COMPENSATION
                                          ANNUAL COMPENSATION           AWARDS
                                     ------------------------------  ------------
                                                       OTHER ANNUAL
                             FISCAL   SALARY   BONUS   COMPENSATION    OPTIONS
NAME AND PRINCIPAL POSITION  YEAR(1)   ($)      ($)        ($)         GRANTED
- ---------------------------  ------- -------- -------- ------------  ------------
H. Wayne Snavely..........    1995   $300,000 $252,603   $32,960
Chief Executive Officer       1994    256,398  125,621    23,782(2)       --(3)
Joseph R. Tomkinson.......    1995    300,000  166,027    25,605
Former President(4)           1994    256,398  101,480    20,182(5)       --(3)
Stephen J. Shugerman......    1995    200,000  166,027    16,402
President of SPTL             1994    166,500   81,531    16,702(6)       --(3)
William S. Ashmore........    1995    328,640       --    20,243
Former Executive Vice
 President,                   1994    328,640       --    79,466(8)       --(3)
 Secondary Marketing(7)

- --------
(1) No information is required to be presented for 1993.
(2) In 1995 and 1994, consists of (i) a car allowance paid by the Company of $18,000 and $18,000, respectively, and (ii) aggregate contributions paid by the Company of $14,960 and $5,782, respectively, under employee benefit plans.
(3) See "--1992 Incentive and Nonstatutory Stock Option Plan" for details regarding the terms of such options.
(4) Mr. Tomkinson resigned as President of the Company in February 1996, but remains a Director.
(5) In 1995 and 1994, consists of (i) a car allowance paid by the Company of $14,400 and $14,400, respectively, and (ii) aggregate contributions paid by the Company of $2,244 and $5,782, respectively, under employee benefit plans.
(6) In 1995 and 1994, consists of (i) a car allowance paid by the Company of $10,800 and $10,800, respectively, and (ii) aggregate contributions paid by the Company of $5,572 and $5,902, respectively.
(7) Mr. Ashmore resigned as Executive Vice President of Secondary Marketing in February 1996.
(8) In 1995 and 1994, consists of (i) commissions of $0 and $70,255, respectively, based upon mortgage loan originations and sales, (ii) a car allowance paid by the Company of $6,000 and $6,000, respectively, and
    (iii) aggregate contributions paid by the Company of $14,243 and $3,211, respectively, under employee benefit plans.

OPTION GRANTS, EXERCISES AND YEAR END VALUES

  The following stock options granted by the Company to the Named Executive Officers during the fiscal year ended December 31, 1995.

             OPTION GRANTS IN FISCAL YEAR ENDED DECEMBER 31, 1995
                               INDIVIDUAL GRANTS
- -------------------------------------------------------------------------------

                                                                         POTENTIAL REALIZABLE
                                                                        VALUE AT ASSUMED ANNUAL
                                    PERCENT OF                              RATES OF STOCK
                                   TOTAL OPTIONS                        PRICE APPRECIATION FOR
                         NUMBER OF  GRANTED TO   EXERCISE OR                OPTION TERM($)
                          OPTIONS  EMPLOYEES IN  BASE PRICE  EXPIRATION -----------------------
          NAME            GRANTED   FISCAL YEAR    ($/SH)       DATE        5%          10%
          ----           --------- ------------- ----------- ---------- ----------- ------------
H. Wayne Snavely........     --         N/A          N/A        N/A             N/A         N/A
Joseph R. Tomkinson.....     --         N/A          N/A        N/A             N/A         N/A
Stephen J. Shugerman....     --         N/A          N/A        N/A             N/A         N/A
William S. Ashmore......     --         N/A          N/A        N/A             N/A         N/A

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND FY-END OPTION VALUES

                                                                                            VALUE OF ALL
                                                                            NUMBER OF        UNEXERCISED
                                                  NUMBER OF UNEXERCISED    UNEXERCISED      IN-THE-MONEY
                                                    OPTIONS AT FY-END   SENIOR MANAGEMENT    OPTIONS AT
                                                  UNDER THE OPTION PLAN OPTIONS AT FY-END   FY-END($)(1)
                                                  --------------------- ----------------- -----------------
                         SHARES ACQUIRED  VALUE       EXERCISABLE/        EXERCISABLE/      EXERCISABLE/
          NAME             ON EXERCISE   REALIZED   UNEXERCISABLE(2)    UNEXERCISABLE(3)    UNEXERCISABLE
          ----           --------------- -------- --------------------- ----------------- -----------------
H. Wayne Snavely........        --          --        22,927/15,283        458,526/--     8,376,037/238,197
Joseph R. Tomkinson.....        --          --        22,927/15,283        458,526/--     8,376,037/238,197
Stephen J. Shugerman....        --          --        22,927/15,283        229,263/--     4,366,663/238,197
William S. Ashmore......        --          --            --/11,463                --             0/119,064
The above shares reflect the one-for-ten stock dividend paid in February 1996.

- --------
(1) Based on a price per share of $19.77, which was the price of a share of Common Stock as quoted on the National Market at the close of business on December 31, 1995, as adjusted for the one-for-ten stock dividend paid in February 1996.
(2) For a description of the terms of such options, see "--1992 Incentive and Nonstatutory Stock Option Plan."
(3) For a description of the terms of such options, see "--Senior Management Stock Options."

EMPLOYMENT AGREEMENTS

  On January 1, 1992, Mr. Snavely entered into a five-year employment agreement at an annual salary of $200,000, subject to adjustment for inflation, plus an annual bonus to be paid out of a "bonus pool" in an amount to be determined by the Board of Directors, but in no event to exceed his base salary. Effective July 1, 1994, Mr. Snavely's employment agreement was amended to reflect an annual salary of $300,000, plus a bonus based on 1.5% of the Company's pre tax profits in excess of $10 million. Mr. Snavely's total compensation may not exceed $1.0 million annually.

  On January 1, 1992, Mr. Tomkinson entered into a five-year employment agreement at an annual salary of $200,000, subject to adjustment for inflation, plus an annual bonus to be paid out of a "bonus pool" in an amount to be determined by the Board of Directors, but in no event to exceed his base salary. Effective July 1, 1994, Mr. Tomkinson's employment agreement was amended to reflect an annual salary of $300,000, plus a bonus based on 1.0% of the Company's pre tax profits in excess of $10 million and the attainment of defined Company goals. Mr. Tomkinson's total compensation may not exceed $750,000 annually. Mr. Tomkinson resigned as an officer of the Company in February 1996.

  In February 1996, the Company entered into a Payment and Termination Agreement with Mr. Tomkinson. Under the terms of the Agreement, Mr. Tomkinson will receive, as settlement for termination of Mr. Tomkinson's employment with the Company on November 20, 1995 (the "Termination Date"), the following: (i) the amount by which (A) the aggregate of all compensation Mr. Tomkinson would have been entitled to receive under his employment agreement with the Company from the Termination Date through the original termination date of the employment agreement on December 31, 1996, exceeds (B) the aggregate Mr. Tomkinson is entitled to receive from ICMH under his employment agreement with ICMH during such period; (ii) all accrued but unpaid compensation due Mr. Tomkinson under his employment agreement with the Company through the Termination Date; and (iii) the full and immediate vesting of all stock options held by Mr. Tomkinson covering shares of the capital stock of the Company.

  On January 1, 1992, Mr. Shugerman entered into a five-year employment agreement with an annual salary of $125,000, subject to adjustment for inflation, plus an annual bonus to be paid out of a "bonus pool" in an amount to be determined by the Board of Directors, but in no event to exceed his base salary. Effective July 1, 1994, Mr. Shugerman's employment agreement was amended to reflect an annual salary of $200,000, plus a bonus based on 1.0% of the Company's pre tax profits in excess of $10 million and the attainment of defined Company goals. Mr. Shugerman's total compensation may not exceed $600,000 annually.

  Pursuant to each of the aforementioned employment agreements with Messrs. Snavely, Tomkinson, and Shugerman, the Company is required to pay compensation to each, following termination, as follows: (i) with cause: the Company shall only be obligated to pay salary through the date on which termination occurs or (ii) without cause: the Company is required to pay the base salary owed through the term of the agreement plus a bonus equal to at least what was paid in the previous period not to exceed 100% of current salary.

  William Ashmore had an employment arrangement with the Company whereby he was paid commissions based upon mortgage loan originations and sales. For 1995, the base salary of Mr. Ashmore was $328,640. Mr. Ashmore resigned as an officer of the Company in February 1996.

SENIOR MANAGEMENT STOCK OPTIONS

  In December, 1991, members of senior management of the Company received 10 year options to purchase shares of the Company's Common Stock. Such options are not covered by the Company's 1992 Stock Option Plan described below. The options do not vest until the earlier of (i) January 1, 1997, (ii) the death or disability of the optionee, or (iii) the termination of employment without cause. Cause includes the optionee's willful misconduct, gross negligence, or gross neglect in the performance of his duties. The average exercise price of all of such options is $2.30 per share. H. Wayne Snavely, Joseph R. Tomkinson, and Stephen J. Shugerman were granted 458,526, 458,526 and 229,263 of such options, respectively. The above information reflects the one for ten stock dividend paid in February 1996.

  The Company recognized compensation expense with respect to the senior management stock options because they were granted at less than the estimated market value of the Company's Common Stock. The total compensation expense is $2,178,000, all of which has been recognized as of December 31, 1995.

  Notwithstanding the above, by action of the Board of Directors, the vesting of all Senior Management stock options were accelerated on September 30, 1995, and additional compensation expense of $435,600 was recorded at that time.

1992 INCENTIVE AND NONSTATUTORY STOCK OPTION PLAN

  A total of 1,146,317 shares of the Company's Common Stock has been reserved for issuance under the Company's 1992 Incentive and Nonstatutory Stock Option Plan (the "1992 Stock Option Plan"), which expires by its own terms in 2002. A total of 818,702 options were outstanding at December 31, 1995. The above shares reflect the one for ten stock dividend paid in February 1996.

  The 1992 Stock Option Plan provides for the grant of "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and nonqualified stock options to employees, officers, directors and consultants of the Company. Incentive stock options may be granted only to employees. The 1992 Stock Option Plan is administered by the Board of Directors or a committee appointed by the Board, which determines the terms of options granted, including the exercise price, the number of shares subject to the option, and the option's exercisability.

  The exercise price of all options granted under the 1992 Stock Option Plan must be at least equal to the fair market value of such shares on the date of grant. The maximum term of options granted under the 1992 Stock Option Plan is 10 years. With respect to any participant who owns stock representing more than 10% of the voting rights of the Company's outstanding capital stock, the exercise price of any option must be at least equal to 110% of the fair market value on the date of grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Company's Compensation Committee consists of Messrs. Snavely, Muehlenbeck, Graziadio, Lerner and LaForce. Mr. Muehlenbeck is an Executive Vice President of Imperial Bank. Mr. Graziadio is a Director of Imperial Bancorp and Imperial Trust Company. Mr. Snavely is a Director of Imperial Bancorp, Imperial Bank and Imperial Trust Company.

                     REPORT OF THE COMPENSATION COMMITTEE

  The Compensation Committee sets and administers the policies governing the Company's compensation program, including incentive and stock option plans. The Company participates in studies and surveys of comparable compensation practices for companies competitive within similar industries. The Committee considers these studies and surveys in determining base salary, bonus and long-term stock-based compensation. The Committee discusses and considers executive compensation matters and makes its decisions, subject to review by the Company's Board of Directors.

  The Company's compensation policies are structured to link the compensation of the Chief Executive Officer and other executives of the Company with corporate performance. Through the establishment of short- and long-term compensation programs, the Company has aligned the financial interests of its executives with the results of the Company's performance, which is designed to put the Company in a competitive position regarding executive compensation and also to ensure corporate performance, which will enhance shareholder value.

  The Company's executive compensation philosophy is to set base salary at a conservative market rate and then to provide performance-based variable compensation which allows total compensation to fluctuate according to the Company's earnings as well as value received by shareholders. Targeted levels of executive compensation are set at levels that the Committee believes to be consistent with others in the Company's industry, with such compensation increasingly weighted towards programs contingent upon the Company's level of annual and long-term performance. As a result, the Named Executive Officers' actual compensation levels in any particular year may be above or below those of the Company's competitors, depending upon the Company's performance.

  In line with the overall compensation program and the annual objectives set by the Board of Directors, the Company's executive officers have a high percentage of their total compensation at risk, dependent upon the Company's financial performance. The compensation for the Named Executive Officers was set in the last fiscal year based on an increase in salary over that which had prevailed for the prior year, with the bonuses also being fixed at a higher level of profitability than had prevailed in the prior year.

  Section 162(m) was added to the Internal Revenue Code as part of the Omnibus Budget Reconciliation Act of 1933. Section 162(m) limits the deduction for compensation paid to the Chief Executive Officer and the other Named Executive Officers to the extent that compensation of a particular executive exceeds $1,000,000, unless such compensation was based upon performance goals or paid pursuant to a binding contract that was in effect on February 17, 1993. Proposed regulations to implement this new limitation were published in December 1993. Based upon a review of the proposed regulations, it currently appears that the compensation to be paid to Mr. Snavely and other Named Executive Officers will be deductible. The Committee will review the Company's existing compensation program to determine the deductibility of future compensation paid or awarded pursuant thereto and will seek guidance with respect to changes to the Company's existing compensation program that will enable the Company to continue to attract and retain key individuals while optimizing the deductibility to the Company of amounts paid as compensation.

  The Committee believes that its overall executive compensation program has been successful in providing competitive compensation appropriate to attract and retain highly qualified executives and also to encourage increased performance from the executive group which will create added shareholder value.

                                          COMPENSATION COMMITTEE
                                          H. Wayne Snavely
                                          Robert S. Muehlenbeck
                                          G. Louis Graziadio, III
                                          Perry A. Lerner
                                          James Clayburn LaForce, Jr.

                  SHAREHOLDER RETURN PERFORMANCE PRESENTATION

  Set forth below is a performance graph comparing the cumulative total shareholder returns on the Company's Common Stock, the S&P 500 Stock Index and an index average of the Company's peer group, composed of comparable publicly-traded companies in the mortgage banking business, in each case for the period commencing May 18, 1992 through the year ended December 29, 1995. Such peer group for the period commencing May 18, 1992 through December 29, 1995 includes: Aames Financial Corp., Advanced Financial Inc., American First Prep Fund 2 LP, American First Tax-Exempt Mortgage Fund LP, American First Tax-Exempt Mortgage Fund 2 LP, American Insured Mortgage 84 LP, American Insured Mortgage 85 LP, American Insured Mortgage Investor Series 86 LP, American Insured Mortgage Investor Series 88 LP, Capital Realty Investor Tax Exempt PS Series I, Capital Realty Investor Tax Exempt PS Series II, Capital Realty Investor Tax Exempt Fund III LP Series A, Cooper Life, Sciences, Inc., Countrywide Credit Industries, Inc., Express American Holding Corp., Federal Home Loan Mortgage Corp., Federal National Mortgage Assoc., First Financial Caribbean Corp., First Mortgage Corp., Fund American Enterprises, Green Tree Financial Corp., Hamilton Financial Services, Harbourton Financial Services, Imperial Credit Industries, Inc., Investing Mortgage Securities Corp., Krug International Corp., Litchfield Financial Corp., Lomas Financial Corporation, Money Store, Inc., North American Mortgage Co., Omega Healthcare Investors, Inc. and Summit Tax Exempt Bond Fund LP. The graph assumes $100 invested on May 18, 1992 in the Company's Common Stock, the S&P 500 Stock Index and the stock index of the peer group.



                                     LOGO
               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
         AMONG IMPERIAL CREDIT IND INC, INDUSTRY INDEX AND BROAD MARKET

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period           IMPERIAL       INDUSTRY     BROAD
(Fiscal Year Covered)        CREDIT         INDEX        MARKET
- ---------------------        --------       --------     ------
Measurement Pt- 05/18/92     $100           $100         $100
FYE  12/31/92                $206.85        $119.18      $106.75
FYE  12/31/93                $174.23        $127.46      $117.52
FYE  12/30/94                $120.89        $125.17      $119.07
FYE  12/29/95                $463.79        $214.32      $163.82

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company's Common Stock as of February 29, 1996, by (i) each director of the Company, (ii) each executive officer whose salary exceeded $100,000 for the year ended December 31, 1995,
(iii) each person who is known to the Company to own beneficially more than 5% of the Common Stock, and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

                              NUMBER
   BENEFICIALLY OWNED(1)     OF SHARES PERCENT (2)
   ---------------------     --------- -----------
   Imperial Bank(3)........  6,341,553    39.4%
   Wellington Management
    Co.(4).................  1,624,215    10.1%
   H. Wayne Snavely(5).....    626,991     3.8%
   Joseph R. Tomkinson (6).    497,211     3.1%
   Stephen J. Shugerman
    (7)....................    254,100     1.6%
   G. Louis Graziadio, III
    (8)....................     29,976       *
   Robert S. Muehlenbeck
    (8)....................     26,112       *
   Perry A. Lerner (8).....     24,577       *
   J. Clayburn LaForce (8).     22,927       *
   William S. Ashmore (9)..         --      --
   All Directors and
    Officers as a Group (9
    persons)(10)...........  1,489,699     8.8%

- --------
  * Less than 1%.
 (1) Each of such persons may be reached through the Company at 23550 Hawthorne Boulevard, Building One, Suite 110, Torrance, California, 90505.
 (2) Percentage ownership is based on 16,075,958 shares of Common Stock outstanding as of February 29, 1996.
 (3) Imperial Bank, headquartered in Los Angeles, California, is a California chartered bank whose deposits are insured by the FDIC. The address of Imperial Bank is 9920 La Cienega Boulevard, Inglewood, California 90301.
 (4) Based upon a Schedule 13G filed with the Company reflecting beneficial ownership as of December 31, 1995. The shares are owned by various investment advisory clients of Wellington Management Company ("WMC") (or of Wellington Trust Company, National Association, WMC's wholly-owned subsidiary), which is deemed a beneficial owner of the shares only by virtue of the direct or indirect investment and/or voting discretion they possess pursuant to the provisions of investment advisory agreements with such clients.
 (5) Includes 481,453 shares subject to stock options exercisable within 60 days.
 (6) Includes 496,737 shares subject to stock options exercisable within 60 days. Mr. Tomkinson resigned as an officer of the Company in February 1996 but remains a director.
 (7) Includes 252,189 shares subject to stock options exercisable within 60 days.
 (8) Includes 22,927 shares subject to stock options exercisable within 60 days.
 (9) Mr. Ashmore resigned as an officer of the Company in February 1996.
(10) Includes 915,971 shares subject to stock options exercisable within 60 days.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

PRINCIPAL SHAREHOLDER; LIMITATIONS ON INVESTMENT; CONFLICTS OF INTEREST

  At February 29, 1996, Imperial Bank owned 6,341,553 shares of the Common Stock of the Company, or 39.4% of the outstanding Common Stock. Imperial Bancorp is the owner of all of the outstanding capital stock of Imperial Bank.

  The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") restricts the ability of state chartered banks, such as Imperial Bank, to hold equity securities and requires impermissible investments to be disposed of before December 19, 1996. Imperial Bank acquired its interest in the Company at its formation, which interest has been reduced by the Company's sale of common stock to third parties, as well as through a sale of stock by Imperial Bank subsequent to the initial public offering of the Company. The 6.3 million shares of the Company's Common Stock held by Imperial Bank may be subject to divestiture under FDICIA. Imperial Bank intends to request approval from the FDIC to retain its investment in the Company. Imperial Bank has advised the Company that it expects that it will receive a favorable response from the FDIC. However, there can be no assurance that the FDIC will not require divestiture, or that such divestiture, if required, would not adversely affect the trading market for the Company's Common Stock.

  Because Imperial Bank owns less than 50% of the outstanding shares of the Company and the Company is operated as a company independent of Imperial Bank and Imperial Bancorp, the Company believes that, in the event of an insolvency, bankruptcy, or receivership proceeding involving Imperial Bank or Imperial Bancorp, a court, exercising reasonable judgment after full consideration of all relevant factors, would not order the substantive consolidation of the assets and liabilities of the Company with either Imperial Bank or Imperial Bancorp.

  Two directors of the Company also serve on the Board of Directors of Imperial Bank or its parent, Imperial Bancorp. See "Election of Directors."

BANK DEPOSITS

  The Company had deposits (including escrow balances) with SPTL which were approximately $36.0 million at December 31, 1995.

  The Company had deposits (including escrow balances) with SPTL which were approximately $38.8 million at December 31, 1994.

BORROWING ARRANGEMENTS

  In October, 1995, Imperial Bank extended the Company a $10 million revolving line of credit bearing interest at the prime rate (8.50% at December 31, 1995). At December 31, 1995, $5 million was outstanding under this line.

  In September of 1993, the Company obtained a $20 million revolving line of credit from Imperial Bank, securitized by all the assets of the Company. The line of credit had an expiration date of March 31, 1994, and an interest rate of prime plus 1% (prime was 6% at December 31, 1993). At December 31, 1993, the Company had $20.0 million outstanding on the line of credit. In January 1994, the Company repaid the Imperial Bank line of credit full and the security interest was released.

  Additional or modified arrangements and transactions may be entered into by the Company, Imperial Bank, and their respective subsidiaries, after the date hereof. Any such future arrangements and transactions will be determined through negotiation between the Company and Imperial Bank, and it is possible that conflicts of interest will be involved. The Audit Committee of the Board of Directors of the Company, consisting of directors independent of both management and Imperial Bank, must independently approve all transactions by and between the Company and Imperial Bank.

RELATIONSHIPS WITH ICMH

 THE CONTRIBUTION TRANSACTION

  On November 20, 1995, the effective date of ICMH's initial public stock offering (the "Effective Date"), ICII contributed to ICI Funding Corporation ("ICIFC") certain of the operating assets and certain customer lists of ICII's mortgage conduit operations including all of ICII's mortgage conduit operations' commitments to purchase mortgage loans subject to rate locks from correspondents (having a principal balance of $44.3 million at November 20, 1995), in exchange for shares representing 100% of the common stock and 100% of the outstanding non-voting preferred stock of ICIFC. Simultaneously, on the Effective Date, in exchange for 500,000 shares of Common Stock, ICII (1) contributed to ICMH all of the outstanding non-voting preferred stock of ICIFC, which represents 99% of the economic interest in ICIFC, (2) caused SPTL to contribute to ICMH certain of the operating assets and certain customer lists of SPTL's warehouse lending division, and (3) executed a Non-Compete Agreement and a Right of First Refusal Agreement, each having a term of two years from the Effective Date. Of the 500,000 shares issued pursuant to the contribution, 450,000 shares were issued to ICII and 50,000 shares were issued to SPTL. All of the outstanding shares of common stock of ICIFC will be retained by ICII. Lastly, ICMH contributed all of the aforementioned operating assets of SPTL's warehouse lending operations contributed to it by SPTL to Imperial Warehouse Lending Group, Inc. ("IWLG") in exchange for shares representing 100% of the common stock of IWLG thereby forming it as a wholly owned subsidiary. At November 20, 1995, the net tangible book value of the assets to be contributed pursuant to the contribution was $525,000. ICII and SPTL will retain all other assets and liabilities related to the contributed operations which at November 20, 1995 consisted mostly of $11.7 million of Purchase Mortgage Servicing Rights, $22.4 million of finance receivables and $26.6 million in advances made by ICII and SPTL to fund mortgage conduit loan acquisitions and to fund finance receivables, respectively.

  Pursuant to the Non-Compete Agreement, ICII, except as set forth below, and any 25% entity may not compete with ICMH's Warehouse Lending Operations and may not establish a network of third party correspondent loan originators or another end-investor in non-conforming mortgage loans. ICII has also agreed
(1) that, in addition to any other remedy that may be available to ICMH, it will sell all of the outstanding shares of common stock of ICIFC to be retained by ICII pursuant to the contribution to any third party reasonably acceptable to ICMH in the event that ICII or a 25% entity establishes a network of third party correspondent loan originators during the term of the Non-Compete Agreement and (2) that any sale by ICIFC of shares of its capital stock or sale or transfer by ICII of any shares of the common stock of ICIFC which ICII owns may only be made to a party reasonably acceptable to ICMH. Pursuant to the Non-Compete Agreement, SPTL may continue to act as an end-investor in non-conforming mortgage loans and Southern Pacific Funding Corporation, a wholly-owned subsidiary of the Company ("SPFC"), may continue its business, which is primarily to act as a wholesale originator and bulk purchaser of non-conforming mortgage loans. Pursuant to the Right of First Refusal Agreement, ICII will grant ICIFC a right of first refusal to purchase all non-conforming mortgage loans that ICII or any 25% entity originates or acquires and subsequently offers for sale and ICIFC will grant ICII, or any 25% entity designated by ICII, a right of first refusal to purchase all conforming mortgage loans that ICIFC acquires and subsequently offers for sale.

 OTHER ARRANGEMENTS AND TRANSACTIONS WITH ICMH

  ICII and ICMH have entered into agreements for the purpose of defining their ongoing relationships. These agreements have been developed in the context of a parent/subsidiary relationship and therefore are not the result of arm's-length negotiations between independent parties. It is the intention of ICII and ICMH that such agreements and the transactions provided for therein, taken as a whole, are fair to both parties, while continuing certain mutually beneficial arrangements.

  ICMH has entered into a sublease with ICII to lease a portion of its facilities as ICMH's executive offices and administrative facilities. The sublease expires in 2002 at an aggregate monthly rental of approximately $12,900. For the year ended December 31, 1995, $12,900 was paid by ICMH to the Company under the sublease.

  The following is a summary of certain arrangements and actions between and ICII and ICMH.

 TAX AGREEMENT

  ICMH has entered into an agreement (the "Tax Agreement"), effective as of the Effective Date, with ICII for the purposes of (1) providing for filing certain tax returns; (2) allocating certain tax liability; and (3) establishing procedures for certain audits and contests of tax liability.

  Under the Tax Agreement, ICII has agreed to indemnify and hold ICMH harmless from any tax liability attributable to periods ending on or before the Effective Date in excess of such taxes as ICMH has already paid or provided for. For periods ending after the Effective Date, ICMH will pay its tax liability directly to the appropriate taxing authorities. To the extent (1) there are audit adjustments that result in a tax detriment to ICMH or (2) ICMH incurs losses that are carried back to an earlier year and any such adjustment described in (1) or loss described in (2) results in a tax benefit to ICII or its affiliates, then ICII will pay to ICMH an amount equal to the tax benefit as that benefit is realized. ICII has also agreed to indemnify ICMH for any liability associated with the contribution of the preferred stock of ICIFC and certain operational assets of SPTL's warehouse lending division or any liability arising out of the filing of a federal consolidated return by ICII or any return filed with any state or local counterpart liability. To the extent there are audit adjustments that result in any tax detriment to ICII or any of its affiliates with respect to any period ending on or before the Effective Date, and, as a result thereof, ICMH for any taxable period after the Effective Date realizes a tax benefit, then ICMH shall pay to ICII the amount of such benefit at such time or times as ICMH actually realizes such benefit.

  ICII generally controls audits and administrative and judicial proceedings with respect to periods ending on or before the Effective Date, although ICII cannot compromise or settle any issue that increases ICMH's liability without first obtaining the consent of ICMH. ICMH generally controls all other audits and administrative and judicial proceedings.

 SERVICES AGREEMENT

  Prior to the Effective Date, the predecessors of ICIFC and IWLG were historically allocated expenses of various administrative services provided by ICII. The costs of such services were not directly attributable to a specific division or subsidiary and primarily included general corporate overhead, such as accounting and cash management services, human resources and other administrative functions. These expenses were calculated as a pro rata share of certain administrative costs based on relative assets and liabilities of the division or subsidiary, which management believed was a reasonable method of allocation. The allocations of expenses for the period, January 1, 1995 to November 19, 1995 and for the years ended December 31, 1994 and 1993, were $269,000, $517,000 and $459,000, respectively.

  The Company and ICMH have entered into a services agreement effective as of the Effective Date (the "Services Agreement") under which ICII provides various services to ICMH, including data processing, human resource administration, general ledger accounts, check processing and payment of accounts payable.

  ICII charges fees for each of the services which it provides under the Services Agreement based upon usage. The Services Agreement has an initial term that ends on December 31, 1996, and is renewable annually thereafter. ICMH may terminate the Services Agreement, in whole or in part, upon one month's written notice. As part of the services to be provided under the Services Agreement, ICII provides ICMH with insurance coverage and self insurance programs, including health insurance. The charge to ICMH for coverage will be based upon a pro rata portion of the costs to ICII for the various policies. For the period of November 20, 1995 to December 31, 1995, total expenses allocated to ICMH related to these service agreements were $29,000.

 OTHER TRANSACTIONS

 General

  Imperial Credit Advisors, Inc. ("ICAI"), a wholly-owned subsidiary of ICII, oversees the day-to-day operations of ICMH, subject to the supervision of the Company's Board of Directors, pursuant to a Management Agreement effective as of the Effective Date.

  ICAI is entitled to receive a per annum base management fee payable monthly in arrears of an amount equal to (1) 3/8 of 1% of Gross Mortgage Assets of ICMH composed of other than Agency Certificates, conforming mortgage loans or mortgage-backed securities secured by or representing interests in conforming mortgage loans, plus (2) 1/8 of 1% of the remainder of Gross Mortgage Assets of ICMH plus (3) 1/5 of 1% of the average daily asset balance of the outstanding amounts under IWLG's warehouse lending facilities. The term "Gross Mortgage Assets" means for any month the weighted average book value of the Mortgage Assets, before reserves for depreciation or bad debts or other similar noncash reserves, computed at the end of such month. The term "Agency Certificates" means pass-through certificates (which are securities evidencing undivided interests in a pool of mortgage loans), the holders of which receive a "pass-through" of the principal and interest paid in connection with the underlying mortgage loans in accordance with the holders' respective, undivided interests in the pool, guaranteed by the Federal National Mortgage Association, Government National Mortgage Association or Federal Home Loan Mortgage Corporation. For the year ended December 31, 1995, ICAI earned $37,888 in management fees.

  ICAI is entitled to receive as incentive compensation for each fiscal quarter, an amount equal to 25% of the Net Income of ICMH, before deduction of such incentive compensation, in excess of the amount that would produce an annualized Return on Equity equal to the Ten Year U.S. Treasury Rate plus 2% (the "25% Incentive Payment"). The term "Return on Equity" is calculated for any quarter by dividing ICMH's Net Income for the quarter by its Average Net Worth for the quarter. For such calculations, the "Net Income" of ICMH means the income of ICMH determined in accordance with generally accepted accounting principals before ICAI's incentive compensation, the deduction for dividends paid and any net operating loss deductions arising from losses in prior periods. A deduction for all of ICMH's interest expenses for borrowed money is also taken in calculating Net Income. "Average Net Worth" for any period means the arithmetic average of the sum of the gross proceeds from any offering of its equity securities by ICMH, before deducting any underwriting discounts and commissions and other expenses and costs relating to the offering, plus ICMH's retained earnings (without taking into account any losses incurred in prior periods) computed by taking the daily average of such values during such period. The definition "Return on Equity" is only for purposes of calculating the incentive compensation payable, and is not related to the actual distributions received by ICMH's stockholders. The 25% Incentive Payment to ICAI will be calculated quarterly in arrears before any income distributions are made to stockholders for the corresponding period. For the year ended December 31, 1995, ICAI earned zero for ICAI's 25% Incentive Payment.

  Pursuant to the Management Agreement, ICMH also pays all operating expenses except those specifically required to be borne by ICAI under the Management Agreement. The operating expenses generally required to be borne by ICAI include the compensation and other employment costs of ICAI's officers in their capacities as such and the cost of office space and out-of-pocket costs, equipment and other personnel required for oversight of ICMH's operations. The expenses that will be paid by ICMH will include issuance and transaction costs incident to the acquisition, disposition and financing of investments, regular legal and auditing fees and expenses of ICMH, the fees and expenses of ICMH's Directors, premiums for directors' and officers' liability insurance, premiums for fidelity and errors and omissions insurance, servicing and subservicing expenses, the costs of printing and mailing proxies and reports to stockholders, and the fees and expenses of ICMH's custodian and transfer agent, if any. Reimbursements of expenses incurred by ICAI which are the responsibility of ICMH are made monthly. For the year ended December 31, 1995, there were no monies paid to ICAI as reimbursement of expenses.

 Bulk Mortgage Loan Purchases

  On December 5, 1995 and December 13, 1995, ICIFC purchased from ICII two bulk mortgage loan packages of 30-year fully amortizing six-month adjustable LIBOR and one-year adjustable Treasury Bill rate loans and 30- and 15-year fixed rate second trust deed mortgages with servicing rights on all mortgage loans released to ICIFC. The principal balances of the mortgages at the time of purchase was $106.7 million and $66.2 million, respectively, with a premium paid of $2.1 million and $1.6 million, respectively.

  On December 29, 1995, ICIFC purchased from SPTL two bulk mortgage loan packages of 30-year fully amortized six-month adjustable LIBOR and one-year adjustable Treasury Bill rate loans. The principal balances of the loans in the servicing released and servicing retained bulk package at the time of purchase was $300.0 million and $28.5 million with premiums paid of $3.4 million and $142,395, respectively.

  ICIFC had a 90 day recourse period from the dates of the purchase from the Company and SPTL for any loan(s) that were 30 to 60 day delinquent and/or lead to foreclosure. In this case, the Company or SPTL will repurchase the loans from ICIFC within 15 days of written notice from ICIFC. As to loans that do not have a prepayment penalty that pay off within the first year of purchase, the Company and SPTL will reimburse ICIFC the premium paid at purchase. This premium will be amortized 1/12th monthly and in the event of a shortage at the time of such pay off, the Company and SPTL will reimburse ICIFC the difference within 10 days of notification. ICIFC had 60 days from the date of purchases to complete its due diligence. Any loan that was found by ICIFC during this period to not comply with ICIFC's underwriting guidelines, unless an exception is approved by ICIFC, is subject to repurchase by the Company and SPTL. The Company and SPTL will repurchase the loan(s) within 15 days of written notice from ICIFC and reimburse ICIFC any fee paid at purchase.

 Purchase of Mortgage-Backed Securities

  On December 29, 1995, ICMH purchased from SPTL DLJ Mortgage Acceptance Corp. Pass-Through Certificates Series 1995-4, Class B-1 and Class B-2 issued August 29, 1995. These certificates consist primarily of a pool of certain conventional, 11th District Cost of Funds adjustable rate, one-to-four family, first lien mortgage loans, with terms to maturity of not more than 30 years. The mortgage loans underlying the certificates were originated or acquired by the Company. All of the mortgage loans are serviced by ICII in its capacity as master servicer. ICMH purchased Class B-1 certificates having an initial certificate principal balance of $4.8 million and the Class B-2 certificates having an initial certificate principal balance of $2.2 million for a price of
78.54 or $4.8 million and for a price of 70.01 or $2.3 million, respectively, equating to a discount of $1.0 million and $697,166, respectively. The Class B-1 certificates are single "B" rated mortgage securities and the Class B-2 are double "BB" rated mortgage securities. There was no gain or loss recorded by either party as a result of this transaction.

 PURCHASE OF SUBORDINATED LEASE RECEIVABLES

  On December 29, 1995, ICMH purchased a subordinated interest in a lease receivable securitization from Imperial Business Credit, Inc. ("IBC"), a wholly-owned subsidiary of the Company. The lease receivables underlying the security were originated by IBC. ICMH purchased the subordinated lease receivable based on the present value of estimated cash flows based on a discount rate of 12% amounting to a purchase price of $8.4 million. As a result of this IBC recorded a gain of $164,000. The purchase price was based upon a market discount rate confirmed by an independent third party.

 PURCHASE OF OTHER INVESTMENTS

  On March 28, 1996, ICMH purchased from the Company the beneficial interest in the Class A Trust Certificates for the Franchisee Loan Receivables Trust 1995-B. The trust owns securitized loans partly originated by Franchise Mortgage Acceptance Company, LLC ("FMAC"), which the Company has a 67% interest, and secured by the franchisee's asset for the loan. The purchase price was $2.8 million based upon a discount rate of 16%.

  On March 8, 1996, ICMH purchased from the Company $5.0 million of its Senior Note obligations at a price of $4.5 million. The obligations are currently unregistered debt of the Company and cannot be traded or sold by ICMH. The Company has agreed to register the notes under the Securities Act of 1933, as amended, so ICMH has the ability to sell them in the future.

                                PROPOSAL NO. 2

                      TO APPROVE AND ADOPT THE COMPANY'S
          1996 STOCK OPTION, DEFERRED STOCK AND RESTRICTED STOCK PLAN
                        (THE "1996 STOCK OPTION PLAN")

  The 1996 Stock Option Plan was adopted by the Company's Board of Directors on June 21, 1996, subject to the approval of shareholders which is being sought at the Annual Meeting. All rights of participants under the 1996 Stock Option Plan are expressly conditioned upon obtaining shareholder approval thereof. An aggregate of 1,500,000 shares of the Company's Common Stock were reserved for issuance under the Plan.

  The Board of Directors believes that the selective use of stock and stock options will promote the interests of the Company and its shareholders by attaining and retaining highly qualified employees and officers. THE AFFIRMATIVE VOTE OF A MAJORITY OF ALL SHARES OF THE COMPANY PRESENT AT THE MEETING IN PERSON OR BY PROXY IS REQUIRED TO APPROVE THE AMENDMENT.

  The summary of the provisions of the 1996 Stock Option Plan which follows is not intended to be complete. A copy of the 1996 Stock Option Plan is annexed to this proxy statement as Exhibit A.

SUMMARY OF THE PROVISIONS OF THE 1996 STOCK OPTION PLAN

  The Company's 1996 Stock Option Plan provides for the grant of qualified incentive stock options ("ISOs") that meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), stock options not so qualified ("NQSOs") and awards consisting of deferred stock, restricted stock, stock appreciation rights and limited stock appreciation rights ("Awards"). The 1996 Stock Option Plan is administered by a committee of directors appointed by the Board of Directors (the "Committee"). ISOs may be granted to the officers and key employees of the Company or any of its subsidiaries. The exercise price for any option granted under the 1996 Stock Option Plan may not be less than 100% (or 110% in the case of ISOs granted to an employee who is deemed to own in excess of 10% of the outstanding Common Stock) of the fair market value of the shares of Common Stock at the time the option is granted. The purpose of the 1996 Stock Option Plan is to provide a means of performance-based compensation in order to attract and retain qualified personnel and to provide an incentive to those whose job performance affects the Company.

  The 1996 Stock Option Plan authorizes the grant of options to purchase, and awards of, an aggregate of 1,500,000 shares of Common Stock. If an option granted under the 1996 Stock Option Plan expires or terminates, or an Award is forfeited, the shares subject to any unexercised portion of such option or Award will again become available for the issuance of further options or Awards under the 1996 Stock Option Plan.

  Unless previously terminated by the Board of Directors, no options or Awards may be granted under the 1996 Stock Option Plan after June, 2006.

  Options granted under the 1996 Stock Option Plan will become exercisable with the terms of the grant made by the Committee. Awards will be subject to the terms and restrictions of the award made by the Committee. The Committee has discretionary authority to select participants from among eligible persons and to determine at the time an option or Award is granted and in the case of options, whether it is intended to be an ISO or a NQSO, and when and in what increments shares covered by the option may be purchased.

  Under current law, ISOs may not be granted to any individual who is not also an officer or employee of the Company or any subsidiary.

  Each option must terminate no more than 10 years from the date it is granted (or five years in the case of ISOs granted to an employee who is deemed to own in excess of 10% of the combined voting power of the Company's outstanding Common Stock). Options may be granted on terms providing for exercise in whole or in part at any time or times during their respective terms, or only in specified percentages at stated time periods of intervals during the term of the option, as determined by the Committee.

  The exercise price of any option granted under the 1996 Stock Option Plan is payable in full (1) in cash, (2) by surrender of shares of the Company's Common Stock already owned by the option holder having a market value equal to the aggregate exercise price of all shares to be purchased including, in the case of the exercise of NQSOs, restricted stock subject to an Award under the 1996 Stock Option Plan, (3) by cancellation of indebtedness owed by the Company to the optionholder, or (4) by any combination of the foregoing. The terms of any promissory note may be changed from time to time by the Board of Directors to comply with applicable United States Internal Revenue Service or Securities and Exchange Commission regulations or other relevant pronouncements.

  The Board of Directors may from time to time revise or amend the 1996 Stock Option Plan, and may suspend or discontinue it at any time. However, no such revision or amendment may impair the rights of any participant under any outstanding options or Award without such participant's consent or may, without shareholder approval, increase the number of shares subject to the 1996 Stock Option Plan or decrease the exercise price of a stock option to less than 100% of fair market value on the date of grant (with the exception of adjustments resulting from changes in capitalization), materially modify the class of participants eligible to receive options or Awards under the 1996 Stock Option Plan, materially increase the benefits accruing to participants under the 1996 Stock Option Plan or extend the maximum option term under the 1996 Stock Option Plan.

  There were no stock options granted to executive officers under the 1996 Stock Option plan as of the date of this Proxy.

                                PROPOSAL NO. 3

            RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

  The Board of Directors of the Company has selected and appointed KPMG Peat Marwick LLP to act as the Company's independent accountants for the year ending December 31, 1996. In recognition of the important role of the independent accountants, the Board of Directors has determined that its selection of such accountants should be submitted to the shareholders for review and ratification on an annual basis.

  KPMG Peat Marwick LLP has examined the financial statements of the Company since 1991. Management is satisfied with their performance to date.

  The affirmative vote of a majority of the shares voting on this proposal is required for its adoption. In view of the difficulty and the expense involved in changing independent accountants on short notice, if the proposal is not approved, it is contemplated that the appointment for 1996 may be permitted to stand, unless the Board of Directors finds other compelling reasons for making a change. Disapproval of this Proposal will be considered as advice to the Board of Directors to select other independent accountants for the following year. Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

                            SHAREHOLDERS' PROPOSALS

  Shareholders' proposals intended to be presented at the Company's next Annual Meeting of Shareholders to be held in 1997 must be received at the Company's principal executive offices no later than March 27, 1997, in order to be considered for inclusion in the proxy statement and form of proxy relating to that Meeting.

                                OTHER BUSINESS

  The Board of Directors knows of no other matter to be acted upon at the Meeting. However, if any other matter shall properly come before the Meeting, the proxyholders named in the proxy accompanying this Proxy Statement will have discretionary authority to vote all proxies in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          /s/ Kevin Villani

                                          Kevin Villani, Secretary

Dated June 27, 1996
Torrance, California

                                                                      EXHIBIT A

                       IMPERIAL CREDIT INDUSTRIES, INC.

                       1996 STOCK OPTION, DEFERRED STOCK
                                      AND
                             RESTRICTED STOCK PLAN

SECTION 1. GENERAL PURPOSE OF PLAN; DEFINITIONS.

  (a) This plan is intended to implement and govern the Stock Option, Deferred Stock and Restricted Stock Plan (the "Plan") of Imperial Credit Industries, Inc., a California corporation (the "Company"). The Plan was adopted by the Board on June 21, 1996, subject to the approval of the Company's shareholders. The purpose of the Plan is to enable the Company and its Subsidiaries, to obtain and retain competent personnel who will contribute to the Company's success by their ability, ingenuity and industry, and to provide incentives to such personnel and members that are linked directly to increases in shareholder value, and will therefore, inure to the benefit of all shareholders of the Company.

  (b) For purposes of the Plan, the following terms shall be defined as set forth below:

  (1) "Award" means any award of Deferred Stock, Restricted Stock, Stock Appreciation Right or Stock Option.

  (2) "Board" means the Board of Directors of the Company.

  (3) "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

  (4) "Committee" means the Compensation Committee of the Board plus such additional directors of the Company as the Board shall designate.

  (5) "Company" means Imperial Credit Industries, Inc., a California corporation organized under the laws of the State of California (or any successor corporation).

  (6) "Deferred Stock" means an award made pursuant to Section 7 below of the right to receive Stock at the end of a specified deferral period.

  (7) "Disability" means permanent and total disability as determined under the Company's disability program or policy.

  (8) "Effective Date" shall mean the date provided pursuant to Section 15.

  (9) "Eligible Employee" means an employee of the Company or any Subsidiary eligible to participate in the Plan pursuant to Section 4.

  (10) "Fair Market Value" means, as of any given date, with respect to any Awards granted hereunder, at the discretion of the Committee and subject to such limitations as the Committee may impose, (A) the closing sale price of the Stock on such date as reported in the Western Edition of the Wall Street Journal Composite Tape or (B) the average on such date of the closing price of the Stock on each day on which the Stock is traded over a period of up to 20 trading days immediately prior to such date or (C) if on the date for which current fair market value is to be determined the Stock is not listed on any securities exchange or quoted in the NASDAQ System or over-the-counter market, the current fair market value of the Stock shall be the highest price per share which the Company could then obtain from a willing buyer (not a current employee or director) for shares of the Stock sold by the Company, from authorized but unissued shares, as determined in good faith by the Board.

  (11) "Incentive Stock Option" means any Stock option intended to be designated as an "incentive stock option" within the meaning of Section 422 of the Code.

  (12) "Non-Qualified Stock Option" means any Stock Option that is not an Incentive Stock Option, including any Stock Option that provides (as of the time such option is granted) that it will not be treated as an Incentive Stock Option.

  (13) "Parent Corporation" means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the combined voting power of all classes of stock in one of the other corporations in the chain.

  (14) "Participant" means any Eligible Employee selected by the Committee, pursuant to the Committee's authority in Section 2 below, to receive grants of Stock Options or Awards or any combination of the foregoing.

  (15) "Restricted Period" means the period set by the Committee as it pertains to Deferred Stock or Restricted Stock awards pursuant to Section 7.

  (16) "Restricted Stock" means an award of shares of Stock that is subject to restrictions under Section 7 that will lapse with the passage of time or upon the attainment of performance objectives.

  (17) "Stock" means the Common Stock, no par value per share, of the Company.

  (18) "Stock Appreciation Right" means the right pursuant to an award granted under Section 6 below to receive an amount equal to the difference between (i) the Fair Market Value, as of the date such Stock Appreciation Right or portion thereof is surrendered, of the shares of Stock covered by such right or such portion thereof and (ii) the aggregate exercise price of such right or such portion thereof.

  (19) "Stock Option" means any option to purchase shares of Stock granted pursuant to Section 5.

  (20) "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

SECTION 2. ADMINISTRATION.

  (a) The Plan shall be administered by the Committee which shall be appointed by the Board and which shall serve at the pleasure of the Board.

  (b) The Committee shall have the power and authority to grant to Eligible Employees, pursuant to the terms of the Plan: (A) Stock Options, (B) Stock Appreciation Rights, (C) Deferred Stock, (D) Restricted Stock, or (E) any combination of the foregoing.

  In particular, the Committee shall have the authority;

  (1) to select those employees of the Company or its Subsidiaries who are Eligible Employees;

  (2) to determine whether and to what extent Stock Options, Stock Appreciation Rights, Deferred Stock, Restricted Stock or a combination of the foregoing, are to be granted to Eligible Employees hereunder;

  (3) to determine the number of shares of Stock to be covered by each such Award;

  (4) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any such Award including, but not limited to, (x) the restricted period applicable to Deferred Stock or Restricted Stock awards,

(y) the date or dates on which restrictions applicable to such Deferred Stock or Restricted Stock shall lapse during such period, and (z) when and in what increments shares covered by Stock Options may be purchased; and

  (5) to determine the terms and conditions, not inconsistent with the terms of the Plan, which shall govern all written instruments evidencing the Stock Options, Stock Appreciation Rights, Deferred Stock, Restricted Stock or any combination of the foregoing.

  (c) The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable; to interpret the terms and provisions of the Plan and any Award issued under the Plan; and to otherwise supervise the administration of the Plan.

  (d) All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and its Subsidiaries and the Participants.

SECTION 3. STOCK SUBJECT TO PLAN.

  (a) The total number of shares of Stock reserved and available for issuance under the Plan shall be one million five hundred thousand (1,500,000) shares of Stock. Such shares shall consist of authorized but unissued shares.

  (b) To the extent that (i) a Stock Option expires or is otherwise terminated without being exercised or (ii) any shares of Stock subject to any Deferred Stock or Restricted Stock award granted hereunder are forfeited, such shares shall again be available for issuance in connection with future Awards under the Plan. If any shares of Stock have been pledged as collateral for indebtedness incurred by a Participant in connection with the exercise of a Stock Option and certificates representing such shares are surrendered to the Company in satisfaction of such indebtedness, such shares shall again be available for issuance in connection with future Awards under the Plan.

  (c) In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, or other change in corporate structure affecting the Stock, a substitution or adjustment shall be made in (i) the aggregate number of shares reserved for issuance under the Plan, and (ii) the kind, number and option price of shares subject to outstanding Stock Options granted under the Plan as may be determined by the Committee, in its sole discretion, provided that the number of shares subject to any Award shall always be a whole number. Such other substitutions or adjustments shall be made as may be determined by the Committee, in its sole discretion. An adjusted option price shall also be used to determine the amount payable by the Company upon the exercise of any Stock Appreciation Right.

SECTION 4. ELIGIBILITY.

  Officers and other key employees of the Company or its Subsidiaries who are responsible for or contribute to the management, growth and/or profitability of the business of the Company or its Subsidiaries, and the directors of the Company and its Subsidiaries, shall be eligible to be granted Non-Qualified Stock Options, Stock Appreciation Rights, and Deferred Stock or Restricted Stock awards hereunder. Officers and other key employees of the Company or its Subsidiaries shall also be eligible to be granted Incentive Stock Options hereunder. The Participants under the Plan shall be selected from time to time by the Committee, in its sole discretion, from among Eligible Employees recommended by the senior management of the Company, and the Committee shall determine, in its sole discretion, the number of shares covered by each Award.

SECTION 5. STOCK OPTION FOR ELIGIBLE EMPLOYEES

  (a) Stock Options may be granted to Eligible Employees alone or in addition to other Awards granted under the Plan. Any Stock Option granted under the Plan shall be in such form as the Committee may from time to time approve, and the provisions of Stock Options need not be the same with respect to each optionee.

Recipients of Stock Options shall enter into a Stock Option Agreement with the Company, in such form as the Committee shall determine, which agreement shall set forth, among other things, the exercise price of the option, the term of the option and provisions regarding exercisability of the option granted thereunder.

    (i) The Stock Options granted under the Plan to Eligible Employees may be of two types: (x) Incentive Stock Options and (y) Non-Qualified Stock Options.

    (ii) The Committee shall have the authority to grant any Eligible Employee (x) Incentive Stock Options (provided such Eligible Employee is also an employee of the Company or its Subsidiaries), (y) Non-Qualified Stock Options, or (z) both types of Stock Options (in each case with or without Stock Appreciation Rights). To the extent that any Stock Option does not qualify as an Incentive Stock Option, it shall constitute a separate Non-Qualified Stock Option.

  (b) Stock Options granted under this Section 5 shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable:

    (i) Option Price. The option price per share of Stock purchasable under a Stock Option shall be determined by the Committee at the time of grant but shall be not less than 100% of the Fair Market Value of the Stock on such date. If an employee owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any Parent Corporation or Subsidiary and an Incentive Stock Option is granted to such employee, the option price of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no less than 110% of the Fair Market Value of the Stock on the date such Incentive Stock Option is granted.

    (ii) Option Term. The term of each Stock Option shall be fixed by the Committee, but no Stock Option shall be exercisable more than ten (10) years after the date such Stock Option is granted; provided, however, that if an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any Parent Corporation or Subsidiary and an Incentive Stock Option is granted to such employee, the term of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no more than five (5) years from the date of grant.

  (c) Exercisability. Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at or after grant; provided, however, that, except as provided herein or unless otherwise determined by the Committee at or after grant, Stock Options shall be exercisable one (1) year following the date of grant of the option. If the Committee provides, in its discretion, that any Stock Option is exercisable only in installments, the Committee may waive such installment exercise provisions at any time in whole or in part based on such factors as the Committee may determine in its sole discretion.

  (d) Method of Exercise. Subject to Section 5(c) above, Stock Options may be exercised in whole or in part at any time during the option period, by giving written notice of exercise to the Company specifying the number of shares to be purchased, accompanied by payment in full of the purchase price in cash or its equivalent, as determined by the Committee. As determined by the Committee, in its sole discretion, payment in whole or in part may also be made (i) in the form of unrestricted Stock already owned by the optionee, or, in the case of the exercise of a Non-Qualified Stock Option, Restricted Stock subject to an Award hereunder (based, in each case, on the Fair Market Value of the Stock on the date the option is exercised), (ii) by cancellation of any indebtedness owed by the Company to the optionee, (iii) by a full recourse promissory note executed by the optionee, or (iv) by any combination of the foregoing; provided, however, that in the case of an Incentive Stock Option, the right to make payment in the form of already owned shares may be authorized only at the time of grant. An optionee shall generally have the rights to dividends and other rights of a shareholder with respect to shares subject to the option only after the optionee has given written notice of exercise, has paid in full for such shares, and, if requested, has given the representation described in paragraph (a) of Section 10.

  (e) The Committee may require the voluntary surrender of all or a portion of any Stock Option granted under the Plan as a condition precedent to a grant of a new Stock Option. Subject to the provisions of the Plan, such new Stock Option shall be exercisable at the price, during such period and on such other terms and conditions as are specified by the Committee at the time the new Stock Option is granted; provided, however, should the Committee so require, the number of shares subject to such new Stock Option shall not be greater than the number of shares subject to the surrendered Stock Option. Upon their surrender, the Stock Options shall be canceled and the shares previously subject to such canceled Stock Options shall again be available for the grants of Stock Options and other Awards hereunder.

  (f) Non-transferability of Options. No Stock Options shall be transferable by the optionee otherwise than by will or by the laws of descent and distribution, and all Stock Options shall be exercisable, during the optionee's lifetime, only by the optionee. To the extent such Options are intended to qualify as Incentive Stock Options no disposition of an Optioned Share may be made by optionee within two (2) years from the date of the granting of the Option(s) nor within one (1) year after the transfer of such Optioned Share to him.

  (g) Termination by Death. If an optionee's employment with the Company and any Subsidiary terminates by reason of death, the Stock Option may thereafter be immediately exercised, to the extent then exercisable (or on such accelerated basis as the Committee shall determine at or after grant), by the legal representative of the estate or by the legatee of the optionee under the will of the optionee, for a period of twelve months (or such shorter period as the Committee shall specify at grant) from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is shorter.

  (h) Termination by Reason or Disability. If an optionee's employment with the Company or any Subsidiary terminates by reason of Disability, any Stock Option held by such optionee may thereafter be exercised, to the extent it was exercisable at the time of such termination (or on such accelerated basis as the Committee shall determine at the time of grant), for a period of twelve
(12) months (or such shorter period as the Committee shall specify at grant) from the date of such termination of employment or until the expiration of the stated term of such Stock Option, whichever period is shorter; provided, however, that, if the optionee dies within such twelve-month period (or such shorter period as the Committee shall specify at grant) and prior to the expiration of the stated term of such Stock Option, any unexercised Stock Option held by such optionee shall thereafter be exercisable to the extent to which it was exercisable at the time of death for a period of twelve (12) months (or such shorter period as the Committee shall specify at grant) from the time of death or until the expiration of the stated term of such Stock Option, whichever period is shorter. In the event of a termination of employment by reason of Disability, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of
Section 422 of the Code, such Stock Option will thereafter be treated as a Non-Qualified Stock Option.

  (i) Other Termination. Except as otherwise provided in this paragraph or otherwise determined by the Committee, if an optionee's employment with the Company or any Subsidiary terminates for any reason other than death or Disability, the Stock Option may be exercised until the earlier to occur of
(A) three (3) months from the date of such termination or (B) the expiration of such Stock Option's term.

  (j) Annual Limit on Incentive Stock Options. To the extent that the aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and all other option plans of the Company, its Parent Corporation and any Subsidiary become exercisable for the first time by an optionee during any calendar year exceed $100,000, such options shall be treated as Non-Qualified Stock Options.

  (k) Annual Limit on Stock Options. More than one (1) Stock Option may be granted to an Eligible Employee during any fiscal year of the Company, but the aggregate number of shares of Stock underlying Stock Options granted to any Eligible Employee during any such fiscal year shall not exceed fifty percent (50%) of the shares of Stock reserved for issuance under the Plan pursuant to
Section 3 of the Plan.

SECTION 6. STOCK APPRECIATION RIGHTS.

  (a) Grant and Exercise. Stock Appreciation Rights may be granted to Eligible Employees either alone ("Free Standing Rights") or in conjunction with all or part of any Stock Option granted under the Plan ("Related Rights"). In the case of a Non-Qualified Stock Option, Related Rights may be granted either at or after the time of the grant of such Stock Option. In the case of an Incentive Stock Option, Related Rights may be granted only at the time of the grant of the Incentive Stock Option.

  A Related Right or applicable portion thereof granted with respect to a given Stock Option shall terminate and no longer be exercisable upon the termination or exercise of the related Stock Option, except that, unless otherwise provided by the Committee at the time of grant, a Related Right granted with respect to less than the full number of shares covered by a related Stock Option shall only be reduced if and to the extent that the number of shares covered by the exercise or termination of the related Stock Option exceeds the number of shares not covered by the Stock Appreciation Right.

  A Related Right may be exercised by an optionee, in accordance with paragraph (b) of this Section 6, by surrendering the applicable portion of the related Stock Option. Upon such exercise and surrender, the optionee shall be entitled to receive an amount determined in the manner prescribed in paragraph
(b) of this Section 6. Stock Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the Related Rights have been exercised.

  (b) Terms and Conditions. Stock Appreciation Rights shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, including the following;

    (i) Stock Appreciation Rights that are Related Rights ("Related Stock Appreciation Rights") shall be exercisable only at such time or times and to the extent that the Stock Options to which they relate shall be exercisable in accordance with the provisions of Section 5 and this Section 6 of the Plan; provided, however, that any Related Stock Appreciation Right shall not be exercisable during the first six (6) months of the term of the Related Stock Appreciation Right, except that this additional limitation shall not apply in the event of death or Disability of the optionee prior to the expiration of the six-month period.

    (ii) Upon the exercise of a Related Stock Appreciation Right, an optionee shall be entitled to receive up to, but not more than, an amount in cash or that number of shares of Stock (or in some combination of cash and shares of Stock) equal in value to the excess of the Fair Market Value of one (1) share of Stock over the option price per share specified in the related Stock Option multiplied by the number of shares in respect of which the Related Stock Appreciation Right shall have been exercised, with the Committee having the right to determine the form of payment.

  (c) Related Stock Appreciation Rights shall be transferable only when and to the extent that the underlying Stock Option would be transferable under paragraph (g) of Section 5 of the Plan.

  (d) Upon the exercise of a Related Stock Appreciation Right, the Stock Option or part thereof to which such Related Stock Appreciation Right is related shall be deemed to have been exercised for the purpose of the limitation set forth in Section 3 of the Plan on the number of shares of Stock to be issued under the Plan, but only to the extent of the number of shares issued under the Related Stock Appreciation Right.

  (e) A Related Stock Appreciation Right granted in connection with an Incentive Stock Option may be exercised only if and when the market price of the stock subject to an Incentive Stock Option exceeds the exercise price of such Stock Option.

  (f) Stock Appreciation Rights that are Free Standing Rights ("Free Standing Stock Appreciation Rights") shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at or after grant; provided, however, that Free Standing Stock Appreciation Rights shall not be exercisable during the first six (6) months of the term of the Free Standing Stock Appreciation Right, except that this limitation shall not apply in the event of death or Disability of the recipient of the Free Standing Stock Appreciation Right prior to the expiration of the six-month period.

  (g) The term of each Free Standing Stock Appreciation Right shall be fixed by the Committee, but no Free Standing Stock Appreciation Right shall be exercisable more than ten (10) years after the date such right is granted.

  (h) Upon the exercise of a Free Standing Stock Appreciation Right, a recipient shall be entitled to receive up to, but not more than, an amount in cash or that number of shares of Stock (or any combination of cash or shares of Stock) equal in value to the excess of the Fair Market Value of one (1) share of Stock over the price per share specified in the Free Standing Stock Appreciation Right (which shall be no less than 100% of the Fair Market Value of the Stock on the date of grant) multiplied by the number of shares in respect to which the right is being exercised, with the Committee having the right to determine the form of payment.

  (i) No Free Standing Stock Appreciation Right shall be transferable by the recipient otherwise than by will or by the laws of descent and distribution, and all such rights shall be exercisable, during the recipient's lifetime, only by the recipient.

  (j) In the event of the termination of an employee who has received Free Standing Stock Appreciation Rights, such rights shall be exercisable to the same extent that a Stock Option would have been exercisable in the event of the termination of the optionee.

SECTION 7. DEFERRED STOCK AND RESTRICTED STOCK.

  (a) General. Deferred Stock and Restricted Stock awards may be issued to Eligible Employees either alone or in addition to other Awards granted under the Plan. The Committee shall determine to whom, and the time or times at which, grants of Deferred Stock or Restricted Stock awards will be made; the number of shares to be awarded; the price, if any, to be paid by the recipient of Deferred Stock or Restricted Stock awards; the Restricted Period (as defined in paragraph (c) hereof) applicable to Deferred Stock or Restricted Stock awards; the performance objective applicable to Deferred Stock or Restricted Stock awards; the date or dates on which restrictions applicable to such Deferred Stock or Restricted Stock awards shall lapse during such Restricted Period; and all other conditions of the Deferred Stock or Restricted Stock awards. The Committee may also condition the grant of Deferred Stock or Restricted Stock awards upon the exercise of Stock Options, or upon such other criteria as the Committee may determine, in its sole discretion. The provisions of Deferred Stock or Restricted Stock awards need not be the same with respect to each recipient.

  (b) Awards and Certificates. The prospective recipient of a Deferred Stock or Restricted Stock award shall not have any rights with respect to such Award, unless and until such recipient has executed an agreement evidencing the Award (an "Award Agreement") and has delivered a fully executed copy thereof to the Company, within a period of sixty (60) days (or such other period as the Committee may specify after the Award date).

  Each Participant who is awarded Restricted Stock shall be issued a stock certificate in respect of such shares of Restricted Stock; and such certificate shall be registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

  The shares of stock represented by this certificate are subject to restrictions and limitations on transferability contained in the Imperial Credit Industries, Inc. 1996 Stock Option, Deferred Stock and Restricted Stock Plan (the "Plan") and a Restricted Stock Award Agreement (the "Agreement") entered into between the registered owner of the shares of stock represented by this certificate and Imperial Credit Industries, Inc., a California corporation (the "Company"). Copies of the Plan and the Agreement will be furnished by the Company to any holder of this certificate upon request and without charge.

  The Company shall require that the stock certificates evidencing such shares be held in the custody of the Company until the restrictions thereon shall have lapsed, and that, as a condition of any Restricted Stock award, the Participant shall have delivered a stock power, endorsed in blank, relating to the Stock covered by such Award.

  With respect to Deferred Stock awards, at the expiration of the Restricted Period, stock certificates in respect of such shares of Deferred Stock shall be delivered to the Participant, or his legal representative, in a number equal to the shares of Stock covered by the Deferred Stock award.

  (c) Restriction and Conditions. The Deferred Stock or Restricted Stock awards granted pursuant to this Section 7 shall be subject to the following restrictions and conditions:

   (i) Subject to the provisions of the Plan and the Deferred Stock or Restricted Stock Award Agreements, during such period as may be set by the Committee commencing on the grant date (the "Restricted Period"), the Participant shall not be permitted to sell, transfer, pledge or assign shares of Deferred Stock awarded under the Plan. Within these limits, the Committee may, in its sole discretion, provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as the Committee may determine, in its sole discretion, including, but not limited to, the attainment of certain performance related goals, the Participant's termination or death or Disability.

   (ii) With respect to Deferred Stock awards, the Participant shall generally not have the rights of a shareholder of the Company, including the right to vote the shares during the Restricted Period; provided, however, that dividends declared during the Restricted Period with respect to the number of shares covered by a Deferred Stock award shall be paid to the Participant. Certificates for shares of unrestricted Stock shall be delivered to the Participant promptly after, and only after, the Restricted Period shall expire without forfeiture in respect of such shares of Deferred Stock, except as the Committee shall otherwise determine. With respect to the shares of Restricted Stock, except as provided in paragraph (b) of this Section 7, the Participant shall have all of the rights of a shareholder of the Company, including the right to vote the shares, and the right to receive any dividends thereon during the Restricted Period.

   (iii) Subject to the provisions of the Deferred Stock or Restricted Stock Award Agreement and this Section 7, upon termination of employment for any reason during the Restricted Period, all shares still subject to restriction shall be forfeited by the Participant, and the Participant shall only receive the amount, if any, paid by the Participant for such Deferred Stock or Restricted Stock, plus simple interest at 8% per year.

SECTION 8. AMENDMENT AND TERMINATION.

  (a) The Board may amend, alter or discontinue the Plan, but no amendment, alteration, or discontinuation shall be made that would impair the rights of the Participant under any Award theretofore granted without such Participant's consent, or that without the approval of the shareholders (as described below) would:

    (i) except as provided in Section 3, increase the total number of shares of Stock reserved for the purpose of the Plan;

    (ii) except as provided in this Plan, decrease the option price of any Stock Option to less than 100% of the Fair Market Value on the date of the grant of the option;

    (iii) materially change the employees or class of employees eligible to participate in the Plan;

    (iv) materially increase the benefits accruing to Participants under the Plan; or

    (v) extend the maximum option period under paragraph (b) of Section 5 of the Plan.

  (b) The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but, subject to Section 3 above, no such amendment shall impair the rights of any holder without his or her consent.

SECTION 9. UNFUNDED STATUS OF PLAN.

  The Plan is intended to constitute an "unfunded" plan for incentive compensation. With respect to any payments not yet made to a Participant or optionee by the Company, nothing contained herein shall give any such Participant or optionee any rights that are greater than those of a general creditor of the Company.

SECTION 10. GENERAL PROVISIONS.

  (a) The Committee may require each person purchasing shares pursuant to a Stock Option to represent to and agree with the Company in writing that such person is acquiring the shares without a view towards distribution thereof. The certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

  All certificates for shares of Stock delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Stock is then listed, and any applicable Federal or state securities law, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.

  (b) Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of the Plan shall not confer upon any employee of the Company or any Subsidiary any right to continued employment with the Company or a Subsidiary, as the case may be, nor shall it interfere in any way with the right of the Company or a Subsidiary to terminate the employment of any of its employees at any time.

  (c) Each Participant shall, no later than the date as of which the value of an Award first becomes includable in the gross income of the Participant for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to the Award. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company (and, where applicable, its Subsidiaries) shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

  (d) No member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

SECTION 11. SPECIFIC PERFORMANCE.

  The Stock Options granted under this Plan and the Shares issued pursuant to the exercise of such Stock Options cannot be readily purchased or sold in the open market, and, for that reason among others, the Company and its shareholders will be irreparably damaged in the event that this Plan is not specifically enforced. In the event of any controversy concerning the right or obligation to purchase or sell any such Option or Optioned Stock, such right or obligation shall be enforceable in a court of equity by a decree of a specific performance. Such remedy shall, however, be cumulative and not exclusive, and shall be in addition to any other remedy which the parties may have.

SECTION 12. INVALID PROVISION.

  In the event that any provision of this Plan is found to be invalid or otherwise unenforceable under any applicable law, such invalidity or unenforceability shall not be construed as rendering any other provisions contained herein invalid or unenforceable, and all such other provisions shall be given full force and effect to the same extent as though the invalid unenforceable provision was not contained herein.

SECTION 13. APPLICABLE LAW.

  This Plan shall be governed by and construed in accordance with the laws of the State of California.

SECTION 14. SUCCESSORS AND ASSIGNS.

  This Plan shall be binding on and inure to the benefit of the Company and the employees to whom an Option is granted hereunder, and such employees' heirs, executors, administrators, legatees, personal representatives, assignees and transferees.

SECTION 15. EFFECTIVE DATE OF PLAN.

  The Plan became effective (the "Effective Date") on June 21, 1996.

SECTION 16. TERM OF PLAN.

  No Stock Option, Stock Appreciation Right, Deferred Stock or Restricted Stock award shall be granted pursuant to the Plan on or after the tenth anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.

  IN WITNESS WHEREOF, pursuant to the due authorization and adoption of this Plan by the Board on the day and year first above written, the Company has caused this Plan to be duly executed by its duly authorized officers.

                                          IMPERIAL CREDIT INDUSTRIES, INC.

                                          By: /s/ H. Wayne Snavely
                                             --------------------------------
                                             H. Wayne Snavely
                                             Chairman, Chief Executive Officer
                                             and President

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                        IMPERIAL CREDIT INDUSTRIES, INC.

           PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON JULY 24, 1996. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

  The undersigned hereby appoints Kevin Villani and H. Wayne Snavely, or either of them, each with full power of substitution, as proxies of the undersigned to attend the Annual Meeting of Shareholders of Imperial Credit Industries, Inc., at the Marriott Hotel, located at 3635 Fashion Way, Torrance, California 90503, on July 24, 1996, at 10:00 a.m. Pacific Standard Time.

  1. Election of Directors

     [_] FOR all nominees listed below
         (except as marked to the contrary below)

     [_] WITHHOLD AUTHORITY
         to vote for all nominees listed below

        H. Wayne Snavely .  Stephen J. Shugarman .  Joseph R. Tomkinson

      Robert S. Muehlenbeck .  G. Louis Graziadio, III .  Perry A. Lerner

                     James Clayburn La Force, Jr.

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE WRITE
             THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.


             ---------------------------------------------------------------

     The Board of Directors recommends a vote FOR each of the nominees.

  2. To approve and adopt the Company's 1996 Stock Option, Deferred Stock and Restricted Stock Plan.

     The Board of Directors recommends a vote FOR.

                       FOR [_]  AGAINST [_]  ABSTAIN [_]
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  3. To ratify the appointment of KMPG Peat Marwick LLP as independent accountants for the year ending December 31, 1996.

     The Board of Directors recommends a vote FOR.

                       FOR [_]  AGAINST [_]  ABSTAIN [_]

  4. In their discretion, upon any and all such other matters as may properly come before the meeting or any adjournment or postponement thereof.

  THIS PROXY WILL BE VOTED AS SPECIFIED, OR IF NO CHOICE IS SPECIFIED, WILL BE VOTED FOR THE SEVEN NOMINEES FOR ELECTION AND FOR PROPOSALS 2, 3, and 4. (Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.)

                                                  Dated: _______________ , 1996

                                                  -----------------------------
                                                            Signature

                                                  -----------------------------
                                                   Signature, if held jointly

    SHAREHOLDERS ARE URGED TO MARK, DATE, SIGN AND RETURN THIS PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

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